UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2022

NOCERA, INC.

(Exact name of registrant as specified in charter)

Nevada	000-55993	16-1626611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3F (Building B), No. 185, Sec. 1, Datong Rd., Xizhi Dist., New Taipei City Taiwan 221, ROC

(Address of principal executive offices and zip code)

(886) 910-163-358

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	NCRA	The Nasdaq Capital Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01      Entry into a Material Definitive Agreement.

On September 8, 2022, Nocera, Inc. (“Nocera” or the “Company”) entered into a real estate purchase agreement (the “Agreement”) with an unaffiliated third party (the “Seller”) pursuant to which the Company agreed to purchase 229 contiguous acres of land located in Montgomery County, Alabama. The Company paid an earnest deposit of $10,000 on the land with the balance of $865,000 payable at closing. The Company is in the process of obtaining financing from local banking institutions expected to finance approximately 85% of the remaining purchase price.

At closing, the Seller will convey the property in fee simple to the Company, subject only to the following: (i) any easements and rights-of-way for roads, railroads, telephone, power, or gas lines, or any public utilities, as recorded; and (ii) any prior recorded lease, reservation, or conveyance of minerals (all mineral rights owned are being transferred). Current year ad valorem taxes shall be prorated as of the date of closing, and Nocera shall assume and agree to pay all ad valorem taxes which shall become due and owing upon the property after closing. Seller will credit Nocera for Seller’s portion of the taxes at closing.

In the event the abstract, title opinion or title binder fails to show a good and merchantable fee simple title, the Seller, after receiving written notice of defects from the Nocera, will have up to 30 days to cure the defect. If the Seller is unable to cure the defect within 30 days then Nocera is entitled to a full refund of the earnest money deposit or Nocera can waive such defect and elect to proceed with the purchase of the property. In the event the Agreement is terminated due to Nocera’s default, then the earnest money deposit will be forfeited as liquidated damages. If the Agreement is terminated due to Seller’s default, Nocera may proceed for specific performance.

The Company intends to build Recirculating Aquaculture Systems on the land for fish farming. The property comes with a house, a manufactured home and a building site with sewer and power which the Company intends to develop into an office and dormitory for Nocera's future employees.

The transaction is expected to close before October 31, 2022. The closing of the transaction is contingent on the parties satisfying the terms and conditions of the purchase agreement, including, but not limited to, obtaining the necessary financing. In the event that the Company cannot get financing, the earnest money deposit will be refunded to the Purchaser and this contract will be considered void.

The foregoing purports to only be a summary of the terms of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01      Regulation FD Disclosure.

On September 12, 2022, Nocera issued a press release announcing the transaction described under Item 1.01 of this Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The disclosure under Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information provided herein shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Real Estate Purchase Agreement, dated September 8, 2022
99.1	Press Release, dated September 12, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOCERA, INC.

Date: September 13, 2022	By: /s/ Yin-Chieh Cheng
Name: Yin-Chieh Cheng
Title: Chief Executive Officer

2